Exhibit 23.2

ERP Operating Limited Partnership
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-169956 and Forms S-4 No. 333-44576 and No. 333-36053) of ERP Operating Limited Partnership and in the related Prospectuses of our reports dated February 24, 2012 with respect to the consolidated financial statements and schedule of ERP Operating Limited Partnership and the effectiveness of internal control over financial reporting of ERP Operating Limited Partnership, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
February 24, 2012